ICC26_RD1[-1a-][RSC-0576/D/v1 2/26] [ABC123]
CONTRACT DATA PAGE

Product Name: Product Type:	[Symetra Trek Destinations] [Non-Qualified Annuity]
Contract Date:	[12/01/2026]
Allocation Date:	[12/14/2026]
Contract Number:	[000000000]
Purchase Payment:	[$25,000]
Separate Account:	[Symetra Separate Account RINA]
Owner:	[John Doe]
	[Date of Birth: [12/12/1959]	Age at issue: [67]	Sex: [Male]]
[Joint Owner:	[Jane Doe]
	Date of Birth: [11/12/1959]	Age at issue: [67]	Sex: [Female]]
Annuitant:	[John Doe]
	Date of Birth: [12/12/1959]	Age at issue: [67]	Sex: [Male]
[Joint Annuitant:	[Jane Doe] Date of Birth: [11/12/1959]
		Age at issue: [67]	Sex: [Female]]
Maximum Issue Age:[80]. The Contract Date must be prior to the Owner's and Annuitant's [81st]
birthday(s).
Maximum Annuitization Age:[95]. Annuity Payments must begin prior to the Annuitant's [96]th birthday(s).
This is not later than [12/13/2084].
Delivered in the State of:[Any State]
Surrender Charge Schedule:Contract YearCharge
[18% of amount withdrawn
28% of amount withdrawn
37% of amount withdrawn
46% of amount withdrawn
[A
B
C
12
55% of amount withdrawn
64% of amount withdrawn
After 60% of amount withdrawn]
Please see the "Charges and Taxes" section for a complete explanation of charges.
Free Withdrawal Percentage:[15%]
Minimum Withdrawal Amount:[$500]
Transfer Notice Deadline:[2 business days]

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Annuity Payments Table:[Annuity Reserve 2012 mortality table with mortality improvement scale G2, with age setback of five years], and an interest rate of [1%].
State Insurance Department [xxx-xxx-xxxx]
Telephone Number:
[Premium Taxes:[0.00%]
ANNUITY SERVICE OFFICE:
Home Office: Mailing Address:
Symetra Life Insurance CompanySymetra Life Insurance Company
[777 108th Ave. NE, Suite 1200[PO Box 674420
Bellevue, Washington 98004]Houston, Texas 77267-4420]
Telephone: [1-800-796-3872]Fax: [1-866-532-1356]
[A
B
C
12

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